As filed with the Securities and Exchange Commission on May 15, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELTAGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3260659 (I.R.S. Employer Identification Number)

Deltagen, Inc.
740 Bay Road
Redwood City, California 94063
(650) 569-5100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Matthews, Ph.D.
President And Chief Executive Officer
Deltagen, Inc.
740 Bay Road
Redwood City, California 94063
(650) 569-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Talkington, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, California 94111
(415) 392-1122
(415) 773-5759 (Fax)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒
If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.    ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.001	2,647,481	$5.41	$14,322,872.21	$1,318.00

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on May 13, 2002.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 15, 2002

2,647,481 Shares

DELTAGEN, INC.

Common Stock

This prospectus is part of a registration statement that covers 2,647,481 shares of our common stock. These shares may be offered and sold from time to time by our stockholder, Bristol-Myers Squibb Company. We will not receive any proceeds from the sale of the shares by the selling stockholder. On February 16, 2002, we issued the shares to the selling stockholder in connection with the acquisition of BMSPRL, L.L.C., a Delaware limited liability company. The selling stockholder may sell the shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution.” The selling stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the selling stockholder are payable by the selling stockholder.

On May 14, 2002, the last sale price of our common stock on the Nasdaq National Market was $5.40 per share. Our common stock is listed for quotation on the Nasdaq National Market under the symbol “DGEN.”

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 1.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                    , 2002

No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the prospectus.

Information Regarding Forward-Looking Statements

This prospectus, including the information incorporated herein, contains forward-looking statements. The forward-looking statements are contained principally in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report on Form 10-K, which is incorporated by reference into this prospectus. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	limitations in the drug discovery process;

•	the capabilities, development and marketing of our products and services;

•	the benefits of knockout mice programs and, in particular, our technologies and methods;

•	the requirements of pharmaceutical and biotechnology companies;

•	our future revenues and profitability;

•	our estimates regarding our capital requirements and needs for additional financing;

•	plans for future products and services and for enhancements of existing products and services;

•	our patent applications, licensed technology and proposed patents;

•	our ability to attract customers and establish licensing and other agreements;

•	our ability to raise additional financing;

•	the expansion of our business into drug discovery and development;

•
sources of revenues and anticipated revenues, including contributions from customers, license agreements and other collaborative efforts for the development and commercialization of products, and the continued viability and duration of those agreements and efforts;

•	acquisitions; and

•	liquidity.

i

The documents incorporated by reference into this prospectus contain information regarding the biotechnology and pharmaceutical industries that we obtained from private and public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the headings “Business-Risks” in Item I of our Annual Report on Form 10-K and “Risk Factors” in Part I – Item 2 of our Quarterly Reports on Form 10-Q. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the report in which they appear.

ii

THE COMPANY

Deltagen was formed in 1997 and is a leading provider of genomics-based information, products and programs that are used to discover drug targets and drug candidates and to accelerate pharmaceutical and biotechnology drug and product development. We research, develop and use technologies that build upon our technology platforms to discover the function, role, usefulness and disease relevance of mammalian genes and secreted proteins in drug discovery and development. Our technology enables us to select and target genes we believe to be relevant to disease and delete, or “knock out,” these genes in mice. We then use an extensive, integrated analysis program to assess the function and potential pharmaceutical relevance of these genes and the proteins these genes encode. We believe that our technology allows us to knock out genes in mice and to make discoveries on the mammalian function, role, usefulness and disease relevance of genes and secreted proteins in drug discovery faster and on a larger scale than has been previously possible.

Our address:

Deltagen, Inc.
740 Bay Road
Redwood City, California 94063
(650) 569-5100

As used in this prospectus, “we,” “us,” “our” and “Deltagen” refer to Deltagen, Inc., a Delaware corporation.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the information contained in the sections titled “Business—Risks” in Item I of our Annual Report on Form 10-K, “Risk Factors” in Part I—Item 2 of our Quarterly Reports on Form 10-Q and the risks described below, together with the other information contained in, or incorporated by reference into, this prospectus, before you decide whether to buy our common stock. If any of the events described in these risks actually occurs, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

We expect to continue to incur substantial losses and we may never achieve profitability, which in turn may harm our future operating performance and may cause the market price of our stock to decline.

We have had net losses every year since our inception in 1997 and, as of March 31, 2002, had an accumulated deficit of $117.9 million. We had net losses of $18.7 million and $7.1 million for the three months ended March 31, 2002 and 2001, respectively. We had net losses of $48.5 million, $32.2 million, and $13.8 million in 2001, 2000 and 1999, respectively. The 2000 net loss is before a $22.4 million deemed dividend-related to the beneficial conversion of our preferred stock. Because we anticipate significant expenditures for our research and development programs and for the development, implementation and support of our gene function database, we expect to report substantial net losses through at least the next several years. We may never achieve profitability. If we do not become profitable within the time frame expected by securities analysts or investors, the market price of our stock will likely decline. If we do achieve profitability, we may not sustain or increase profitability in the future.

We expect that our expenditures will continue to increase, due in part to:

•
continued investment in the research and development of our new and existing products and our technology, including increased investment for the development, implementation and support of our gene function database, our standard and conditional knockout programs, our secreted protein programs and identification of lead candidate compounds for drug development;

•	our recent acquisitions of Arcaris, Inc. and BMSPRL, L.L.C.; and

•	our increasing investment in management and other employees, sales and marketing programs, customer service and operational and financial controls.

We will need to raise additional capital that may not be available, which if not available, will adversely affect our operations.

With our recent acquisitions and our expanding scope of activities, we expect that our expenditures, and our underlying burn rate, will increase significantly. Our products and services may not produce revenues that, together with our existing cash and other resources, are adequate to meet our cash needs. We plan to fund our operations for at least the next twelve months from our existing cash balances and cash flows, but we will in the future seek to raise additional funds from the sale of stock, either through private financing and/or a public offering, or from debt financing. Our cash requirements depend on numerous factors, including:

•	our ability to attract and retain customers for our gene function database and other products and services;

•	expansion of facilities to support development activities;

•	expenses in connection with the development and expansion of our gene function database, our secreted protein or other products and services;

•	expenditures in connection with license agreements and acquisitions of and investments in complementary technologies and businesses;

•	increased expenditures relating to our expanded and further expanding commercial activities in biopharmaceutical drug discovery and development;

•	the need to increase research and development spending to keep up with competing technologies and market developments; and

•	expenditures as we expand our sales, marketing and customer service organizations and improve our management, operational and financial systems.

Substantial capital has been used to fund our operating losses. Since inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the near future.

We require substantial amounts of capital, and will require substantially increased amounts of capital in the future, to fund our business operations. The continued development of our drug discovery and development efforts requires significant amounts of capital. The rate at which our capital is utilized is affected by the operational and developmental costs incurred and the extent to which our products gain acceptance.

We continue to evaluate alternative means of financing to meet our needs on terms that are attractive to us. We currently anticipate that our available funds will be sufficient to meet our projected needs to fund operations for at least the next twelve months. We expect that we will need to raise additional capital to fund our operations by 2003.

If we are not able to obtain needed capital, we will have to take actions to conserve our cash balances, including significantly reducing our operating expenses, downsizing our corporate headquarters staff and closing existing facilities, all of which would likely have a material adverse effect on our business, financial condition and our ability to reduce losses or generate profits.

When we need additional funding, we may be unable to obtain it on favorable terms, or at all. For example, we may be forced to enter into financing arrangements at significant discounts. If adequate funds are not available, we may have to curtail operations significantly or obtain funds by entering into arrangements requiring us to relinquish rights to certain technologies, products or markets. In addition, if we raise funds by selling stock or convertible securities, our existing stockholders could suffer dilution.

We are a relatively new public company with an unproven and evolving business strategy, and our limited history of operations makes evaluation of our business and prospects difficult.

We have had a limited operating history and are at an early stage of development. Our strategy of offering a gene function database and using knockout mice to enable our customers to pursue promising candidates for drug target development is unproven. Additionally, our pricing models for offering our products and services are unproven. We currently have four subscribers for our DeltaBase gene function database, only three of which are paying subscription fees. We have generated only limited revenues amounting to approximately $9.9 million, $2.1 million and $1.2 million for the fiscal years 2001, 2000 and 1999, respectively. For the three months ended March 31, 2002 and 2001 we recognized revenues of $2.6 million and $2.5 million, respectively. Our success will depend on, among other things, our ability to enter into future licensing and other agreements on favorable terms, our ability to determine and generate information on those genes which have potential use as drug targets and the commercialization of products using our data. Our sales force may not succeed in marketing our database product, and our employees may not succeed in implementing and operating our database in a manner that is satisfactory to our subscribers. Furthermore, the plans for our secreted protein and conditional knockout programs are unproven, and we cannot be sure that we will ever be able to develop these programs or that any program that we develop will be commercially successful. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

We currently have only four DeltaBase subscribers and two GeneClass DeltaBase customers and may not succeed unless we can attract more customers.

DeltaBase, our database product, is our principal source of revenue. We also expect that the majority of our revenues for the next few years will be derived from fees under our DeltaBase agreements. We may also derive revenues from royalties received from these users.

We currently have only four DeltaBase customers (including Lexicon which does not involve the receipt of any subscription fees) and two GeneClass DeltaBase customers. Because of our reliance on revenue generated under our DeltaBase agreements, we will likely not succeed unless we can attract more DeltaBase customers. In addition, we cannot be sure of the terms under which we may enter into future agreements, such as fees payable to us or the term of the agreements, if any. Also, if our database is not acceptable to our prospective customers, it may not generate revenues and our business and financial condition will be materially harmed.

We may not be able to comply with minimum performance levels or restrictive provisions or other obligations that may be contained in any agreements, such as minimum data delivery requirements. In addition, we may experience unforeseen technical complications in the processes we use to generate functional data for our gene database and functional genomics resources. These complications could materially delay or limit the use of our gene function database, substantially increase the anticipated cost of generating data or prevent us from implementing our processes at appropriate quality and scale levels, thereby causing our business to suffer.

We currently have only three customers for our DeltaSelect program. Revenues from our DeltaSelect program has historically not been significant, and we expect to enter into only a limited number, if any, of future DeltaSelect agreements. To succeed we must attract customers for our DeltaBase and other programs. Our existing and future agreements may not be renewed and may be terminated without penalty in the event either party fails to fulfill its obligations under one of these agreements. Failure to renew or the cancellation of these agreements by one of our customers could result in a significant loss of revenues.

Over the past several years, companies in the pharmaceutical industry have undergone significant consolidation. As such companies merge, we will have fewer potential customers for our products. Also, if two or more of our present or future customers merge, we may not be able to receive the same fees under agreements with the combined entities that we were able to receive under agreements with these customers prior to their merger. Moreover, if one of our customers merges with an entity that is not a customer, the new combined entity may prematurely terminate our agreement. Any of these developments could materially harm our business or financial condition.

There have been very few drugs developed and commercialized using genomics-based research and, therefore, the future of our products and programs is uncertain.

Very few of the limited number of drugs developed to date using genomics-based research have reached the commercial market. We cannot assure you that genomics-based drug development efforts will ultimately be commercially successful. We have not proven our ability either to identify drug targets with definite commercial potential or commercialize drug targets that we do identify. We cannot assure you that a particular gene function in a mouse will have any correlation to a human patient’s response to a particular drug. It is difficult to successfully select those genes with the most potential for commercial development. Furthermore, we do not know that any products based on genes that are the subject of our research can be successfully developed or commercialized. If commercial opportunities are not realized from genomics-based research, our existing customers could stop using our products or we could have difficulty attracting or retaining customers and, in any event, we would not realize any product royalties.

There may be ethical and other concerns surrounding the use of genetic information that could limit our ability to develop and sell our existing products and new products.

The genetic screening of humans has raised ethical issues regarding the confidentiality and appropriate uses of the resulting information. Government authorities may regulate or prohibit the use of genetic testing to determine genetic predispositions to certain conditions. The FDA currently is considering different mechanisms for regulating certain types of genetic tests. To the extent any of our technology or products based on our technology involve human genetic testing, such products could be subject to additional FDA regulation in the future. Additionally, the public may disfavor and reject the use of genetic testing. It is possible that the government authorities and the public may fail to distinguish between the genetic screening of humans and genomic and proteomic research. If this occurs, our products and the processes for which our products are used may be subject to government regulations intended to affect genetic screening. Further, if the public fails to distinguish between the two fields, it may pressure our customers to discontinue the research and development initiatives for which our products are used. If this occurs, the potential market for our products could be reduced, which could seriously harm our financial condition and results of operations.

Results of our product development are uncertain.

We intend to pursue an aggressive product development program. Successful product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development, such as in early human clinical trials, may fail to reach the market for a number of reasons, such as:

•	the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results;

•	the product candidate was not effective in treating a specified condition or illness;

•	the product candidate had harmful side effects on humans;

•	the necessary regulatory bodies (such as the FDA) did not approve the product candidate for an indicated use;

•	the product candidate was not economical to manufacture;

•	other companies or people have proprietary rights to the product candidate (e.g. patent rights) and will not permit its sale on reasonable terms, or at all; and

•	the product candidate is not cost effective in light of existing therapeutics.

We cannot guarantee we will be able to produce commercially successful products. Further, clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others, which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes to complete clinical trials and obtain regulatory approval for product marketing varies significantly by product and by the indicated use of a product. Therefore, we cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval. In addition, we have no experience in conducting clinical trials, obtaining regulatory approval, manufacturing, marketing and selling of a pharmaceutical product. Each of these is a significant challenge that will require substantial investments of financial, scientific and human resources, and our ability to successfully meet these challenges is uncertain.

Our DeltaBase customers will control the development and commercialization of products, which may mean that our research efforts will never result in any royalty payments or third party product sales.

Our DeltaBase agreements with our customers may provide us with rights to obtain milestone payments and/or royalties from the commercial development of therapeutic or diagnostic compounds derived from access to our mice, database, technology or intellectual property. However, we may not be able to obtain these rights under future agreements. Our ability to obtain these rights depends in part on the advantages and novelty of our technologies, the validity of our intellectual property, the usefulness of our data and our negotiating position relative to each potential customer.

We will have limited or no control over the resources that any customer may devote to product based on their access to our database. These customers may breach or terminate their agreements with us, and they are not obligated to conduct any product discovery, development or commercialization activities at all. Further, our customers may decide not to develop products arising out of our agreements or may not devote sufficient resources to the development, approval, manufacture, marketing or sale of these products. If any of these events occurs, our customers may not develop or commercialize any products based on our gene function research, technologies or intellectual property, we would not receive milestone payments or royalties on product sales and the results of our operations would suffer. Furthermore, our customers may resist sharing revenue derived from the successful commercialization of a drug through royalty payments or others may have competing claims to all or a portion of such revenues.

Our ability to discover, develop or commercialize products could be adversely affected if our research and marketing collaborations are terminated.

Under certain of our agreements, particularly our secreted protein collaboration agreements, we share with our collaborators certain co-development, co-promotional and co-marketing rights to pharmaceutical products based on our discoveries. Many of these collaborators have much greater financial, scientific and human resources capabilities and more experience than us in developing, marketing, promoting and selling pharmaceutical products. As a result, our ability to discover, develop and commercialize products will depend on the continuation of these collaborations. If any of these collaborations are terminated, we may not be able to enter into acceptable collaborations with other collaborators that have similar resources or experience. In addition, our existing collaborations may not be successful. Disputes may arise between us and our collaborators as to a variety of matters, including financing obligations under our agreements and ownership of intellectual property rights. These disputes may be both costly and time-consuming and may result in delays in the development and commercialization of products.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We face substantial product liability exposure in human clinical trials and for products that we sell after regulatory approval. Product liability claims, regardless of their merits, could be costly and divert management’s attention, or adversely affect our reputation and the demand for our products. When we reach the clinical trial stage with our future products, we intend to engage and maintain product liability and other insurance coverage, as commercially appropriate in view of our product portfolio, sales volumes and claims experienced to date, among other considerations. However, this insurance may not provide us with adequate coverage against potential liabilities either for clinical trials or commercial sales. In addition, insurers may not offer us product liability insurance at reasonable rates, or at all, or may offer inadequate coverage limits for our potential liabilities.

There are a finite number of gene families upon which pharmaceutical and biotechnology companies focus their research, which limits our potential revenue and growth.

Our current and potential subscribers and customers traditionally focus their research and development efforts on a finite number of gene families that they view as reliable drug targets. Once we provide functional information on these gene families, our ability to attract and retain subscribers to our database will depend, in part, on the willingness of our subscribers to expand their research and development activities to other gene families. If our customers do not do this, we may lose existing subscribers or fail to attract new subscribers for our database services and, as a result, our business and financial condition may be significantly harmed. In addition, we have made and will continue to make significant investments in our database and knockout programs that we may not recoup if we cannot find additional target opportunities.

We may fail to meet market expectations, which could cause our stock price to decline.

The following are among the factors that could cause our operating results to vary significantly from market expectations:

•	changes in the demand for and pricing of our products and services;

•	the nature, pricing and timing of other products and services provided by us or our competitors;

•	changes in the research and development budgets of our customers;

•	acquisition, licensing and other costs related to the expansion of our operations;

•	the timing of milestones, licensing and other payments under the terms of our customer agreements and agreements pursuant to which others license technology to us;

•	our capital needs and availability of additional capital;

•	expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights, including litigation and similar expenses; and

•	our unpredictable revenue sources as described below.

Our revenues will be unpredictable and this may harm our financial condition.

The amount and timing of revenues that we may have from our business will be unpredictable because:

•	the timing of our DeltaBase, DeltaSelect and other agreements are determined largely by our customers and subscribers;

•
our DeltaBase agreements with GlaxoSmithKline, Pfizer and Merck are coterminous, each terminating upon our delivery of DeltaBase in June 2003, and, although renewable beyond such date, may not be renewed;

•	whether any products are commercialized and generate royalty payments depends on the efforts, timing and willingness of our customers;

•	we do not expect to receive any milestone or royalty payment under licenses and other arrangements for a substantial period of time, if ever;

•
to date, we have entered into only four customer agreements for our DeltaBase gene function database and one agreement for our GeneClass DeltaBase, and may not enter into any additional DeltaBase agreements; and

•	our sales cycle is lengthy, as described below.

As a result, our results may be below market expectations. If this happens, the price of our common stock may decline.

We expect that our sales cycle will be lengthy, which will cause our revenues to be unpredictable and our business to be difficult to manage.

Our ability to identify and obtain subscribers for our gene function database product and other services depends upon whether customers believe that our products and services can help accelerate drug discovery efforts. Our sales cycle will be lengthy because of the need to educate potential customers and sell the benefits of our products and services to a variety of constituencies within potential subscriber companies. These companies are large organizations with many different layers and types of decision-makers. In addition, each database subscription and development program or services agreement will involve the negotiation of unique terms and issues which will take a significant amount of time. We may expend substantial funds and management effort with no assurance that a subscription program or services agreement will result. Actual or proposed mergers or acquisitions of our prospective customers may also affect the timing and progress of our sales efforts. Any of these developments could harm our business or financial condition.

We may have conflicts or be in competition with our customers, which will hurt our business prospects.

We may pursue opportunities in fields, such as secreted proteins and other drug discovery and development that could conflict with those of our customers. Moreover, disagreements could arise with our customers or their partners over rights to our intellectual property or our rights to share in any of the future revenues of compounds or therapeutic approaches developed by our customers. These kinds of disagreements could result in costly and time-consuming litigation and could have a negative impact on our relationship with existing customers. Any conflict with our customers could reduce our ability to attract additional customers or enter into future customer agreements. Some of our customers could also become competitors in the future. Our customers could develop competing products, preclude us from entering into agreements with their competitors or terminate their agreements with us prematurely.

We experience intense competition from other entities engaged in the study of genes, and this competition could adversely affect our business.

The human and mouse genomes contain a finite number of genes. The human genome has been mapped and identified. Our competitors have identified and will continue to identify the sequence of numerous genes in order to obtain proprietary positions with respect to those genes. In addition, our competitors may seek to identify and determine the biological function of numerous genes in order to obtain intellectual property rights with respect to specific uses of these genes, and they may accomplish this before we do. We believe that the first company to determine the functions of commercially relevant genes or the commercially relevant portions of the genome will have a competitive advantage.

A number of companies, institutions and government-financed entities are engaged in gene sequencing, gene discovery, gene expression analysis, gene function determination and other gene-related service businesses. Many of these companies, institutions and entities have greater financial and human resources than we do and have been conducting research longer than we have. In particular, a significant portion of this research is being conducted by private companies and under the international Human Genome Project, a multi-billion dollar program funded, in part, by the U.S. government, which completed and released its initial rough draft of the human genome in June 2000; a final, high-quality sequence analysis is expected as early as 2003. Furthermore, other entities have and will continue to discover and establish a patent position in genes or gene sequences that we wish to study. Significant competition also arises from entities using standard target identification approaches, traditional knockout mouse technology and other functional genomics technologies. These competitors may have or may acquire intellectual property rights in functional or other data that are superior to or dominant over our rights. These competitors may also develop products earlier than we do, obtain regulatory approvals faster than we can and invent products and techniques that are more effective than ours. Furthermore, other methods for conducting functional genomics research may ultimately prove more advanced, in some or all respects, to the use of knockout mice. In addition, technologies more advanced than or superior to our gene trap technology and gene function identification technology may be developed, thereby rendering our gene trap and gene function identification technologies obsolete. As we expand our range of products and services, such as our secreted protein and biopharmaceutical development programs, we will compete with additional companies, some of which may be our customers at that time or our potential customers.

Some of our competitors have developed commercially available databases containing gene sequence, gene expression, gene function, genetic variation or other functional genomic information and are marketing or plan to market their data to pharmaceutical and biotechnology companies. Additional competitors may attempt to establish databases containing this information in the future. We expect that competition in our industry will continue to intensify. We also believe that some pharmaceutical and biotechnology companies are discussing the possibility of working together to discover the functions of genes and share gene function-related data among themselves. The formation of this type of consortium could reduce the prospective customer base for or interest in our gene function-related business. Moreover, the pharmaceutical industry has undergone significant mergers and this trend is expected to continue. This concentration of the industry could further limit our potential customer base and therefore materially harm our business.

If we fail to properly manage our growth, our business could be adversely affected.

We expect to continue to experience significant growth in the number of our employees and the scope of our operations, including an increase in the scale of our mouse knockout program, as well as our secreted protein and biopharmaceutical drug discovery and development programs. As of March 31, 2002, we had approximately 460 full-time equivalent employees. We expect our number of employees to continue to increase for the foreseeable future. In addition, we have substantially increased the scale of our knockout mouse production in the last year and expect to continue doing so for the foreseeable future. Our overall growth and need to develop many different areas of our company have placed, and may continue to place, a strain on our management and operations. If we are unable to manage our growth effectively, our losses could increase. The management of our growth will depend, among other things, upon our ability to broaden our management team and attract, hire, train and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems. We will also be required to expend funds, which may be substantial, to improve our operational, financial and management controls, reporting systems and procedures.

We also have multiple offices and facilities in North America and Europe, which presents significant challenges and strain on our management and operations. In addition to our corporate headquarters in Redwood City, California, we currently have offices or facilities in Menlo Park, Alameda and San Carlos, California, as well as facilities in Strasbourg, France for Deltagen Europe, S.A., in Salt Lake City, Utah for Deltagen Proteomics and in San Diego, California for Deltagen Research Laboratories. In addition, we have commenced work on our Redwood City facilities to establish laboratories to meet our growing size and scope of research activities. It is presently estimated that this project, which involves both equipment purchases and build out of current facilities, will cost approximately $30 million and is expected to be substantially complete in the fourth quarter of 2002. These estimates may materially differ from our expectations. We may also acquire additional offices or facilities in the event that we merge with or acquire other companies. These additional offices or facilities will present even greater challenges and strain on management and operations.

Our merger with Arcaris might not produce the expected benefits.

To date, we have operated primarily in the field of genomics-based information, products and programs market, and have not had significant experience operating in the proteomics field. It may turn out that there are no advantages or “synergies” to adding Arcaris’ research capabilities to our product line and technology platform. There are no assurances that the technologies used by Arcaris will not infringe third party intellectual property rights or that it will be able to obtain all licenses necessary to use its current technologies. Moreover, there is no assurance that Arcaris’ operations, which are located in Salt Lake City, Utah, can be successfully integrated into our operations or that any of the benefits expected from such integration will be realized. Although Arcaris will remain as our separate operating subsidiary of (renamed Deltagen Proteomics), we intend to explore the integration of certain aspects of the operations of Arcaris with our operations. Furthermore, there can be no assurance that the operations, management and personnel of the two companies will be compatible or that we or Arcaris will not experience the loss of key personnel. The Arcaris acquisition could result in the incurrence of contingent liabilities and amortization expenses related to intangible assets, which could adversely affect our results of operations and financial condition.

Our merger with BMSPRL, L.L.C., formerly known as CombiChem, Inc., might not produce the expected benefits.

To date, we have operated primarily in the field of genomics-based information, products and programs market, and have no experience in drug discovery and development activities such as medicinal chemistry, high-throughput compound screening, and chemical synthesis. It may turn out that there are no advantages or “synergies” to adding BMSPRL’s research capabilities to our product line and technology platform. Moreover, there is no assurance that BMSPRL’s operations, which are located in San Diego, California, can be successfully integrated into our operations or that any of the benefits expected from such integration will be realized. Although BMSPRL will become our subsidiary (renamed Deltagen Research Laboratories), there can be no assurance that the operations, management and personnel of the two companies will be compatible or that we or BMSPRL will not experience the loss of key personnel. The BMSPRL acquisition could result in the incurrence of contingent liabilities and amortization expenses related to intangible assets, which could adversely affect our results of operations and financial condition. We do not currently expect the need in the next few years to make significant capital investments in equipment or facilities for Deltagen Research Laboratories, as BMSPRL at the time we acquired it had a 77,000 square foot facility, including 22 modern chemistry laboratories and a newly-added biology laboratory. We also do not anticipate the need to hire additional research staff, as BMSPRL at the time we acquired it employed 70 scientists, including 53 in chemistry. However, we cannot assure you that our needs or focus will not change or that such changes may require us to expand or supplement Deltagen Research Laboratories’ facilities or supplement its research staff.

Our acquisition of XenoPharm might not produce the expected benefits.

It may turn out that there are no advantages or “synergies” to adding XenoPharm’s research capabilities to Deltagen’s product line and technology platform. Moreover, there is no assurance that XenoPharm’s technology can be successfully integrated into Deltagen’s operations or that any of the benefits expected from such integration will be realized. XenoPharm continues to incur legal expenses in connection with its patent applications and the patent applications of its licensors. It is expected that these expenses will increase as the level of patent prosecution increases. In the case of certain of these patent applications, it is our understanding that several major pharmaceutical companies have also filed patent applications covering such technologies and these pharmaceutical companies have sufficient capital resources to withstand potentially costly and lengthy patent interference and opposition proceedings, if they should choose to challenge these applications or any patents issuing therefrom. We cannot assure that we will prevail in any such proceedings. If we do not prevail, the value of these technologies will likely be significantly reduced.

We may engage in future acquisitions, which could adversely affect your investment in us as we may never realize any benefits from such acquisitions, which also could be expensive and time consuming.

We may acquire and license additional products and programs, if we determine that these products or programs complement our existing technology or augment our existing information technology platforms. We currently have no firm commitments or agreements with respect to any material acquisitions. If we do undertake any transactions of this sort, the process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could adversely affect our results of operations and financial condition.

We depend on key employees in a competitive market for skilled personnel, and without additional employees, we cannot grow or achieve profitability.

We are highly dependent on the principal members of our management, operations and scientific staff, including William Matthews, Ph.D., our Chairman and Chief Executive Officer, and Mark W. Moore, Ph.D., our Chief Scientific Officer. The loss of either of their services would harm our business.

Our future success also will depend in part on the continued service of our key scientific, software, legal, consultant and management personnel and our ability to identify, hire and retain additional personnel, including customer service, marketing and sales staff. We experience intense competition for qualified personnel. We may be unable to attract and retain personnel necessary for the development and expansion of our business. Moreover, our business is located in the San Francisco Bay Area of California, where demand for personnel with the skills we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly.

We currently have only nine issued U.S. patents, and if we are unable to protect our proprietary information, our business will be adversely affected.

Our business and competitive position depends upon our ability to protect and exploit our proprietary techniques, methods, compositions, inventions, database information and software technology. However, our strategy of obtaining such proprietary rights around as many genes as possible is unproven. Unauthorized parties may attempt to obtain and use information that we regard as proprietary. Although we intend for our gene function database subscription agreements to require our potential subscribers to control access to our database and information, policing unauthorized use of our database information and software may be difficult.

We currently have in the United States no registered copyrights and only one registered trademark. We currently have nine issued United States patents, but none of these relate to knockout mice. Patents have issued to other entities based on claims relating to knockout mice. In addition, many applications have been filed seeking to protect partial human gene sequences, many of which are based primarily on gene sequence information alone. Some of these applications have issued as patents. Some of these may claim sequences that we have used or may use in the future to generate knockout mice in our gene knockout program or that we have used or may use in the future to discover and develop biopharmaceutical products. In addition, other applications have been filed which seek to protect methods of using genes and gene expression products, some of which attempt to assign biological function to the DNA sequences based on laboratory experiments, computer predictions, mathematical algorithms and other methods. The issuance of these applications as patents will depend, in part, upon whether practical utility can be sufficiently established for the claimed sequences and whether sufficient correlation exists between the experimental results, predictions, algorithms and other methods and actual functional utility. The patent application process before the U.S. Patent and Trademark Office and other similar agencies in other countries is confidential in nature. Although certain patent applications are published prior to issuance, as each application is evaluated independently and confidentially, we cannot predict whether applications have been filed or which, if any, will ultimately issue as patents. However, it is probable that patents will be issued to our competitors claiming knockout mice, partial human gene sequences and methods of using genes and gene expression products.

Numerous applications have been filed by other entities claiming gene sequences. Many patents have already issued and we expect more will issue in the future. In addition, others may discover uses for genes or proteins other than uses covered in any patents issued to us, and these other uses may be separately patentable. We may not be able to obtain additional issued patents on our patent applications because our patent applications may not meet the requirements of the patent office. The holder of a patent covering a particular use of a gene or a protein, isolated gene sequence or deduced amino acid sequence could exclude us from using that gene, protein or sequence. In addition, a number of entities make gene information, techniques and methods publicly available, which may affect our ability to obtain patents.

Some of our patent applications may claim compositions, methods or uses that may also be claimed in patent applications filed by others. In some or all of these applications, a determination of priority of inventorship may need to be decided in an interference proceeding before the U.S. Patent and Trademark Office. Regardless of the outcome, this process is time-consuming and expensive.

Issued patents may not provide commercially meaningful protection against competitors. Other companies or institutions may challenge our or our customers’ patents or independently develop similar products that could result in a legal action. In the event any researcher or institution infringes upon our or our customers’ patent rights, enforcing these rights may be difficult and can be time-consuming. Others may be able to design around these patents or develop unique products or technologies providing effects or results similar to our products or technologies.

Our ability to use our patent rights to limit competition in the creation and use of knockout mice, as well as our ability to obtain patent rights, may be more limited in certain markets outside of the United States because the protections available in other jurisdictions may not be as extensive as those available domestically.

We pursue a policy of having our employees, consultants and advisors execute nondisclosure and nonuse confidentiality agreements, as well as proprietary information and invention agreements when they begin working for us. However, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. We also cannot prevent others from independently developing technology or software that might be covered by copyrights issued to us, and trade secret laws do not prevent independent development.

We may be subject to litigation and infringement claims that may harm our business or reputation, be costly and divert management’s attention.

The technology we use in our business may subject us to claims that we infringe on the patents or proprietary rights of others. The risk of this occurring will tend to increase as the genomics, biotechnology and software industries expand, more patents are issued and other companies attempt to discover gene function through mouse gene knockouts and engage in other genomics-related businesses. Furthermore, many of our competitors and other companies performing research on genes have already applied for patents covering some of the genes upon which we perform research, and many patents have already been issued which cover these genes, as well as genes we may wish to use in the future.

In 1998, Lexicon Genetics Incorporated, one of our competitors, informed us that it was a co-exclusive licensee under a patent covering certain isogenic DNA technology that may be used to modify the genome of a target cell. On May 24, 2000, Lexicon Genetics Incorporated filed a lawsuit against us in the United States District Court for the District of Delaware. The complaint in the lawsuit alleged that our methods of making knockout mice infringed United States Patent No. 5,789,215, or the ‘215 patent, under which Lexicon claimed to be an exclusive licensee. In addition, on October 13, 2000, Lexicon and the University of Utah Research Foundation filed a lawsuit against us in the United States District Court for the Northern District of California. The complaint in this lawsuit alleged that we infringed United States Patents Nos. 5,631,153, 5,464,764, 5,627,059 and 5,487,992, or the Capecchi patents, under which Lexicon claimed to be an exclusive licensee. On September 20, 2001, we and Lexicon announced the settlement of the litigation. Under the terms of the settlement, we obtained a commercial license under the ‘215 patent and the Capecchi patents, Lexicon obtained a subscription to our DeltaBase product, and all of the claims and counterclaims in the litigation were dismissed with prejudice. Lexicon’s subscription to DeltaBase includes non-exclusive, perpetual licenses to the 250 drug targets represented in DeltaBase as of September 2001 and the approximately 1,000 drug targets that were and are to be added to DeltaBase over the subsequent four years. Lexicon will make certain milestone and royalty payments to us for therapeutic and diagnostic products developed from Lexicon’s use of DeltaBase. We will make payments to Lexicon for knockout mice generated by us on a fee-for-service basis. Neither we nor Lexicon will pay the other party any subscription or license fees.

We may be involved in future lawsuits alleging patent infringement or other intellectual property rights violations. In addition, litigation may be necessary to:

•	assert claims of infringement;

•	enforce our patents, if any;

•	protect our trade secrets or know-how; and

•	determine the enforceability, scope and validity of the proprietary rights of others.

We may be unsuccessful in defending or pursuing these lawsuits. Regardless of the outcome, litigation can be very costly, can divert management’s efforts and could materially affect our business, operating results, financial condition and cash flows. An adverse determination may subject us to significant liabilities or restrict or prohibit us from selling our products.

Because our nine issued U.S. patents are not related to knockout mice, and because knockout mouse and gene-related patents even if obtained may not be enforceable, our intellectual property may not have any material value, which would diminish our business prospects.

One of our strategies is to obtain proprietary rights around as many gene knockouts as possible. Although we have filed patent applications covering the large majority of knockout mice we have produced, we do not currently have any issued patents related to knockout mice. We rely on a combination of copyright and trademark law, trade secrets, non-disclosure agreements and contractual provisions in our agreements with our customers to establish and maintain intellectual property rights. While the U.S. Patent and Trademark Office in the past has issued patents to others covering function of genes, knockout mice, types of cells, gene sequences and methods of testing cells, we do not know whether or how courts may enforce those patents, if that becomes necessary. If a court finds these types of inventions to be unpatentable, or interprets them narrowly, the benefits of our strategy may not materialize and our business and financial condition could be significantly harmed.

Our rights to the use of technologies licensed to us by third parties are not within our control, and without these technologies, our products and programs may not be successful and our business prospects could be harmed.

We rely, in part, on licenses to use certain technologies that are material to our business, including a secreted protein gene trap that we license exclusively from the University of Edinburgh. We do not own the patents that underlie these licenses. Our rights to use these technologies and employ the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In many cases, we do not control the prosecution or filing of the patents to which we hold licenses. Some of the licenses under which we have rights, such as the license from the University of Edinburgh, provide us with exclusive rights in specified fields, but we cannot assure you that the scope of our rights under these and other licenses will not be subject to dispute by our licensors or third parties.

Our activities involve hazardous material and may subject us to environmental liability, which would seriously harm our financial condition.

Our research and development activities involve the controlled use of hazardous and radioactive materials and generate biological waste. We are subject to federal, state and local laws and regulations governing the storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials and wastes comply with legally prescribed standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Future environmental regulations could require us to incur significant costs.

Compliance with governmental regulations regarding animal welfare and genetically modified organisms could increase our operating costs or adversely affect our customers’ ability to obtain governmental approval of gene based products, which would adversely affect the commercialization of our technology.

The Animal Welfare Act, or AWA, is the federal law that currently covers animals in laboratories. It applies to institutions or facilities using any regulated live animals for research, testing, teaching or experimentation, including diagnostic laboratories and private companies in the pharmaceutical and biotechnology industries. Rats, birds and mice, including the mice in our knockout programs, are currently excluded from the definition of “animal” and, therefore, are not subject to regulation under the AWA. However, the United States Department of Agriculture, which enforces the AWA, has been sued on this matter and agreed, as part of the settlement of this lawsuit on September 25, 2000, to begin the process of changing the regulations issued under the AWA to include rats, mice and birds within its coverage. Congress subsequently prohibited, in the Agricultural Appropriations Act for fiscal year 2001 and again for fiscal year 2002, the expenditure of any money or commencing rulemaking for the purpose of changing the regulations with respect to including rats, mice and birds prior to October 1, 2002. We cannot predict whether mice will at any time after such date be included under the AWA.

Currently, the AWA imposes a wide variety of specific regulations which govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. We cannot assure you that the USDA will not in the future include rats, mice and birds in its regulations and that we will not become subject to registration, inspections and reporting requirements. Compliance with the AWA could be expensive, and current or future regulations could impair our research and production efforts.

Since we develop animals containing changes in their genetic make-up, we may become subject to a variety of laws, guidelines, regulations and treaties specifically directed at genetically modified organisms, or GMOs. The area of environmental releases of GMOs is rapidly evolving and is currently subject to intense regulatory scrutiny, particularly internationally. If we become subject to these laws we could incur substantial compliance costs. For example, the Biosafety Protocol, or the BSP, a recently adopted treaty, is expected to cover certain shipments from the U.S. to countries abroad that have signed and ratified the BSP. The BSP is also expected to cover the importation of living modified organisms, a category that could include our animals. If our animals are not contained as described in the BSP, our animals could be subject to the potentially extensive import requirements of countries that are signatories to the BSP.

If we, or our collaborators, do not comply with government regulations, we may not be able to develop or sell our technologies and products.

Any future drug approvals that are granted remain subject to continual FDA review, and newly discovered or developed safety or efficacy data may result in withdrawal of products from the market. Moreover, if and when such approval is obtained, the manufacture and marketing of future drugs will remain subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including compliance with current Good Manufacturing Practices, adverse event reporting requirements and the FDA’s general prohibitions against promoting products for unapproved or “off-label” uses. Companies are subject to inspection and market surveillance by the FDA for compliance with these regulatory requirements. Domestic manufacturing facilities are subject to biennial inspections by the FDA and must comply with the FDA’s Good Manufacturing Practices regulations. In complying with these regulations, manufacturers must spend funds, time and effort in the areas of production, record keeping, personnel and quality control to ensure full technical compliance. The FDA stringently applies regulatory standards for manufacturing. Failure to comply with the requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or withdrawals of regulatory approvals, operating restrictions and criminal prosecutions. Any such enforcement action could have a material adverse effect on us. Unanticipated changes in existing regulatory requirements or the adoption of new requirements could also have a material adverse effect on us.

Ethical and social issues may limit or discourage the use of knockout mice or other genetic processes, which could reduce our revenues and adversely affect our business.

Governmental authorities could, for social or other purposes, limit the use of genetic processes or prohibit the practice of our gene trap and knockout mouse technologies. Public attitudes may be influenced by claims that genetically engineered products are unsafe for consumption or pose a danger to the environment. The subject of genetically modified organisms, like knockout mice, has received negative publicity and aroused public debate. In addition, animal rights activists could protest or make threats against our facilities, which may result in property damage. Ethical and other concerns about our methods, particularly our use of knockout mice, could adversely affect our market acceptance.

Almost all of our knockout mouse research and storage is conducted at our San Francisco Bay Area facilities in San Carlos, Menlo Park, Alameda and Redwood City, and a natural disaster at one or more of these facilities is possible and could result in a prolonged interruption of our business.

We conduct most of our scientific and all of our management activities at our San Carlos, Menlo Park, Alameda and Redwood City facilities in California. All of these locations are in or proximate to seismically active areas. We have taken precautions to safeguard our mouse colony including through insurance, storage of animals off-site at a back-up facility in Massachusetts, the freezing of sperm and the storage of embryonic stem cells, or ES cells, to allow for the regeneration of mice. However, a natural disaster, such as an earthquake, fire, flood or outbreak of infectious disease, could cause substantial delays. This could interrupt mouse breeding, cause us to incur additional expenses and adversely affect our reputation with customers.

Security risks in electronic commerce or unfavorable internet regulations may deter future use of our products and services.

We do provide access to our gene function database on the Internet. A fundamental requirement to conduct our business over the Internet is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the security measures we use to protect the content in our gene function database. Anyone who is able to circumvent our security measures could misappropriate our proprietary information or confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, and these efforts may not be successful. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. For example, recent attacks by computer hackers on major e-commerce web sites have heightened concerns regarding the security and reliability of the Internet.

Because of the growth in electronic commerce, the U.S. Congress has held hearings on whether to further regulate providers of services and transactions in the electronic commerce market, and federal and state authorities could enact laws, rules and regulations affecting our business and operations. If enacted, these laws, rules and regulations could make our business and operations more costly and burdensome as well as less efficient.

We rely on third-party data sources, and without these sources, our products and programs would be incomplete and less appealing to customers, seriously harming our business prospects.

We rely on scientific and other data supplied by third parties, and all of the gene sequence data for our internal programs comes from public genomics data. This data could be defective, be improperly generated or contain errors or other defects, which could corrupt our gene function database and our other programs and services. In addition, we cannot guarantee that our sources acquired this data in compliance with legal requirements. In the event of any such defect, corruption or finding of noncompliance, our business prospects could be adversely affected.

Our common stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

The market price of our common stock may fluctuate substantially due to a variety of factors, including:

•	announcements of technological innovations or new products by us or our competitors;

•
developments or disputes concerning patents or proprietary rights, including announcements with respect to infringement claims or lawsuits, interference proceedings, or other litigation against us or our licensors;

•	the timing and development of our products and services;

•	media reports and publications about genetics and gene-based products;

•	changes in pharmaceutical and biotechnology companies’ research and development expenditures;

•	announcements concerning our competitors, or the biotechnology or pharmaceutical industry in general;

•	changes in government regulation of genetic research or gene-based products, and the pharmaceutical or medical industry in general;

•	general and industry-specific economic conditions;

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	changes in accounting principles; and

•	the loss of any of our key scientific or management personnel.

In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. For example, the stock prices of many biotechnology companies, even those that would benefit from publicly available gene sequence information, declined on news of the announcement by former President Clinton and British Prime Minister Blair that, as their respective governments had each advocated before, gene sequence information should be freely available in the public domain. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Moreover, market prices for stocks of biotechnology-related and technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources, and harm our financial condition and results of operations.

The future sale of common stock could negatively affect our stock price.

We had 35,267,997 shares of common stock outstanding at March 31, 2002.

If our common stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The holders of approximately 17.2 million shares of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Furthermore, if we were to include in a company-initiated registration statement shares held by those holders pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

Our principal stockholders, executive officers and directors own a significant percentage of our stock, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

As of March 31, 2002, our executive officers and directors, and entities affiliated with them, beneficially own, in the aggregate, approximately 54% of our common stock. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling shareholders. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock.

Our restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

•
authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock;

•	provide for a classified board of directors; and

•	prohibit stockholder action by written consent.

In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

We face significant competition in our future drug discovery and development efforts.

Many organizations are actively attempting to identify, optimize and generate lead compounds for potential pharmaceutical development. We will compete in our drug discovery efforts with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies and research and academic institutions, as well as other computationally based drug discovery companies. Many of these competitors have greater financial and human resources and more experience in research and development than we have. Historically, large pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent one of the largest potential markets for our products and services, are internally developing combinatorial and computational approaches and other methodologies to improve productivity, including major investments in robotics technology to permit the automated parallel synthesis of compounds. In addition, these companies may already have large collections of compounds previously synthesized or ordered from chemical supply catalogs or other sources against which they may screen new targets. Other sources of compounds include compounds extracted from natural products, such as plants and microorganisms, and compounds created using rational drug design. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which we are working, either on their own or through collaborative efforts. We anticipate that we will face increased competition in the future as new companies enter the market and advanced technologies become available. Our drug discovery processes may be rendered obsolete or uneconomical by technological advances or by entirely different approaches developed by one or more of our competitors. The existing drug discovery approaches of our competitors or new approaches or technology developed by our competitors may be more effective than those developed by us.

Our drug discovery technology is unproven and has not been shown to be successful in discovering new commercially viable drugs.

We have only very recently acquired drug discovery capabilities through our acquisition in February 2002 of BMSPRL formerly known as CombiChem, from Bristol-Myers Squibb Company. This subsidiary was renamed Deltagen Research Laboratories. We have not yet shown that our newly-acquired drug discover technologies can successfully be used to discover drug candidates that ultimately become commercial products. Development of new drugs is highly uncertain. Our drug discovery process may not result in drug candidates that will be safe or effective or commercially successful as products.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholder. Deltagen will not receive any proceeds from the sale of these shares of common stock.

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDER

On February 16, 2002, Deltagen acquired BMSPRL, L.L.C., (“BMSPRL”), a privately held company with small molecule drug discovery capability from Bristol-Myers Squibb Company (“Bristol”). BMSPRL employed its laboratories and computational, medicinal and analytical chemistry to screen compounds from compound libraries and to optimize potential lead candidates for further drug development. Under the terms of the definitive purchase agreement, Deltagen acquired all of the outstanding limited liability company membership interests of BMSPRL. In the transaction, Deltagen issued to Bristol 2,647,481 shares of common stock and paid transaction fees and expenses. This prospectus covers the resale of the shares of common stock issued in the acquisition.

PLAN OF DISTRIBUTION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3, of which this prospectus forms a part, in connection with the future resale of these shares. With respect to the shares to be issued to the selling stockholder, we have agreed to keep this registration statement effective until February 16, 2004, or such earlier time as these shares have been sold by the selling stockholder.

The selling stockholder may sell the shares of common stock from time to time. When we use the term “selling stockholder” in this prospectus, it includes donees, distributees, pledgees and other transferees who are selling shares received after the date of this prospectus from the selling stockholder whose name appears in “Selling Stockholder”. If we are notified by the selling stockholder that a donee, distributee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to the prospectus if required by law. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholder may make these sales on the Nasdaq National Market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, at fixed prices or in privately negotiated transactions. The selling stockholder may use one or more of the following methods to sell the shares of common stock:

•
a block trade in which the selling stockholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•	an exchange or over-the-counter distribution in accordance with the rules of the applicable exchange or Nasdaq; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out short positions. The selling stockholder may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales. To the extent required, this prospectus will be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be an “underwriter” within the meaning of section 2(a)(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because the selling stockholder may be deemed an “underwriter” within the meaning of section 2(a)(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholder against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

SELLING STOCKHOLDER

The following table sets forth certain information as of May 1, 2002, with respect to the selling stockholder. The following table assumes that the selling stockholder sells all of the shares offered by this prospectus. We are unable to determine the exact number of shares, if any, that actually will be sold.

The number and percentage of shares beneficially owned is based on shares outstanding at May 1, 2002, determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of May 1, 2002, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

The selling stockholder has not had any material relationship with us or any of our predecessors or affiliates within the last three years.

Selling Stockholder	Shares Beneficially Owned Prior to the Offering(1)		Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
	Number	Percent		Number	Percent
Bristol-Myers Squibb Company	2,647,481	7.5%	2,647,481	0	*

*	Less than 1%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes sole or shared voting or investment power with respect to securities. Shares of common stock subject to options, warrants or shares of convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of May 1, 2002 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not outstanding for purposes of computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the person named in the table has sole voting and investment power with respect to all shares of our common stock beneficially owned.

LEGAL MATTERS

Orrick, Herrington & Sutcliffe LLP, counsel to Deltagen, will pass upon the validity of the common stock offered in this offering.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Deltagen, Inc. for the year ended December 31, 2001 and the audited special purpose statements of Bristol-Myers Squibb Pharma Research Labs, Inc. included as Exhibit 99.1 of Deltagen, Inc.’s Current Report on Form 8-K/A filed May 2, 2002, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the shares of common stock offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and the shares of our common stock to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. Each statement in this prospectus regarding the contents of the referenced contract or other document is qualified in all respects by our reference to the copy filed with the registration statement.

For further information about us and our common stock, we refer you to our registration statement and its attached exhibits, copies of which may be inspected without charge at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after date of initial filing of registration statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the closing date of the offering.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Registration Statement on Form 8-A filed on July 25, 2000, with respect to our common stock.

2.	Our Current Reports on Form 8-K filed February 14, 2002, February 19, 2002, March 4, 2002 (as amended on May 2, 2002), March 14, 2002 and March 29, 2002.

3.	Our Annual Report on Form 10-K for the year ended December 31, 2001.

4.	Our definitive Proxy Statement dated April 29, 2002, filed in connection with our May 22, 2002 Annual Meeting of Stockholders.

5.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Richard Hawkins, 740 Bay Road, Redwood City, California 94063, telephone: (650) 569-5100.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market fee for listing additional shares.

Amount to be Paid
SEC registration fee	$1,318
Printing	$5,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$7,000
Transfer Agent and Registrar fees	$3,000
Miscellaneous fees and expenses	$182

Total	$41,500

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Article VII of our Restated Certificate of Incorporation (Exhibit 3(i).1 to our Annual Report on Form 10-K for the year ended December 31, 2001) and Article 6 of our Bylaws (Exhibit 3(ii).2 to our Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.7 to our Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000) with our officers and directors.

Item 16.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit No.	Exhibit
3(i).1	Restated Certificate of Incorporation (1)

3(ii).2	Bylaws of the Registrant (2)

4.1	Specimen Common Stock Certificate (2)

4.2	Registration Rights Agreement with Bristol-Myers Squibb Company dated February 16, 2002 (3)

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (see page II-4)

(1)	Incorporated by reference to the identically numbered exhibit filed with our Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-31147).
(2)	Incorporated by reference to the identically numbered exhibits filed with our Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000.
(3)	Incorporated by reference to Exhibit 2.3 filed with our Current Report on Form 8-K (File No. 000-31147) filed on March 4, 2002.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on May 14 , 2002.

DELTAGEN, INC.

/s/ JOHN E. BURKE
John E. Burke Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard H. Hawkins, John E. Burke and Augustine G. Yee, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ WILLIAM MATTHEWS William Matthews, Ph.D.	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2002

/s/ RICHARD H. HAWKINS Richard H. Hawkins	Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2002

/s/ CONSTANTINE E. ANAGNOSTOPOULOS Constantine E. Anagnostopoulos	Director	May 13, 2002

/s/ DAVID W. BEIER David W. Beier	Director	May 13, 2002

/s/ PHILIPPE CHAMBON, M.D., PH.D. Philippe Chambon, M.D., Ph.D.	Director	May 13, 2002

/s/ THOMAS A. PENN Thomas A. Penn	Director	May 13, 2002

/s/ F. NOEL PERRY F. Noel Perry	Director	May 9, 2002

/s/ WILLIAM A. SCOTT William A. Scott	Director	May 13, 2002

/s/ NICHOLAS J. SIMON, III Nicholas J. Simon, III	Director	May 13, 2002

EXHIBIT INDEX

Exhibit No.	Exhibit
3(i).1	Restated Certificate of Incorporation (1)

3(ii).2	Bylaws of the Registrant (2)

4.1	Specimen Common Stock Certificate (2)

4.2	Registration Rights Agreement with Bristol-Myers Squibb Company dated February 16, 2002 (3)

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (see page II-4)

(1)	Incorporated by reference to the identically numbered exhibit filed with our Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-31147).
(2)	Incorporated by reference to the identically numbered exhibits filed with our Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000.
(3)	Incorporated by reference to Exhibit 2.3 filed with our Current Report on Form 8-K (File No. 000-31147) filed on March 4, 2002.

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